EXHIBIT 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 226-0020
Investors:
Integrated Corporate Relations
Allison Malkin
(203) 682-8225
ULTA ANNOUNCES HOLIDAY SALES RESULTS
Confirms Fourth Quarter Fiscal 2007 Guidance
     Romeoville, IL (January 10, 2008) — Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) (NASDAQ: ULTA) today announced sales results for the six-week holiday period from November 18, 2007 to December 29, 2007. This time period corresponds with the Company’s holiday marketing initiatives which represents the six full weeks beginning the week of Thanksgiving through the week of Christmas.
     Total net sales for the six-week holiday period were $185.3 million, a 21.8% increase from the prior year holiday period of $152.1 million. Comparable store sales for the holiday period increased 4.6%, as compared to a 17.8% increase during the same period in the prior year.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We are pleased to be able to deliver to our expectations despite operating in one of the most challenging holiday seasons that we have experienced in many years. The strength of our concept within the retail and beauty space combined with our creative merchandising and marketing initiatives resulted in a successful holiday period for Ulta. Notably, our performance was equally solid in new and existing stores and markets, a strong testament to our ongoing ability to identify compelling locations while further expanding our comparable store sales. This performance is strong given the tough comparison of the prior year comparable store sales increase of 17.8%, resulting in a two year comparable store sales increase of 22.4%. We are also pleased with our margin results during the holiday period and our inventory levels coming out of the holiday season. Based on holiday sales results, we are reconfirming our 4th Quarter and Fiscal 2007 Guidance issued on December 11, 2007.”

Outlook
     The Company is reconfirming the guidance provided in its third quarter results press release on December 11, 2007. For the fourth quarter of fiscal 2007, the Company continues to expect net sales in the range of $304 million to $310 million, compared to actual fourth quarter fiscal 2006 net sales of $267 million inclusive of $16.4 million for the 53rd week. This net sales range reflects an increase of 21.3% to 23.7% for the same 13 week period in the prior year. Comparable store sales continue to be estimated to increase in the range of 4% to 6%, as compared to an actual comparable store sales increase of 15.7% in the same 13 week period in fiscal 2006. Income per diluted share continues to be estimated in the range of $0.22 to $0.24, compared to actual fourth quarter fiscal 2006 income per diluted share of $0.19.
     For the full year fiscal 2007, the Company continues to expect net sales in the range of $907 million to $913 million, compared to actual fiscal 2006 net sales of $755.1 million inclusive of $16.4 million for the 53rd week. This net sales range reflects an increase of 22.8% to 23.6% for the same 52 week period in the prior year. Comparable store sales continue to be estimated to increase by 6.2% to 6.9%, as compared to an actual comparable store sales increase of 14.5% in fiscal 2006. Income per diluted share continues to be estimated in the range of $0.47 to $0.49, compared to actual fiscal 2006 income per diluted share of $0.45. The Company continues to expect to end the year with approximately 249 locations representing a 28% increase in square footage to approximately 2,589,794 square feet.
     The Company’s annual long term growth targets include: (i) comparable store sales increase in the mid single digit range; (ii) square footage expansion of 20% — 25%; and (iii) net income growth of 25% — 30%.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.  Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 248 retail stores across 31 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements:
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the strength of the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our final prospectus filed in connection with our initial public offering on October 25, 2007. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.